Exhibit 10.30

Certain identified information has been omitted from this exhibit because it is not material and of the type that the registrant treats as private or confidential. [***] indicates that information has been omitted.

LICENSE AND SPONSORED

RESEARCH AGREEMENT

THIS LICENSE AND SPONSORED RESEARCH AGREEMENT (this “Agreement”), effective as of April ___, 2010 is made and entered into by and between YISSUM RESEARCH DEVELOPMENT COMPANY OF THE HEBREW UNIVERSITY OF JERUSALEM LTD., of Hi Tech Park, Edmond J Safra Campus, Givat Ram, Jerusalem 91390, Israel (“Yissum”), and BEEOLOGICS, INC., a corporation organized and existing under the laws of the British Virgin Islands, having its principal place of business at 11800 SW 77 Ave, Miami, Fl. 3315, U.S (the “Company”). (Yissum and the Company may be sometimes referred to herein individually as, a “Party” and collectively as, the “Parties.”)

R E C I T A L S

A. The rights and title to all inventions and research results of scientists of the University (as defined below) vest solely with Yissum.

B. The Company has represented to Yissum that the Company has the knowledge and experience necessary to conduct research and develop products based on the inventions and research that are the subject of this Agreement; and that, either by itself or through third Parties, it has or will have the financial capacity and the strategic commitment to facilitate the research, development, production, marketing and distribution of products.

C. Yissum wishes to collaborate with the Company for research, development and commercial exploitation of certain inventions and research; and for that purpose has requested the Company to participate m the research and development activities pertaining to same.

D In order to implement said collaboration the Parties executed a memorandum of understanding on February 17, 2008 (the “MOU”), with this Agreement substituting and repealing such MOU for all intents and purposes.

E. The Parties agree to continue said collaboration upon the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and the obligations, undertakings and promises contained herein, and for good and valuable consideration the sufficiency of which is hereby acknowledged, the Parties agree as follows.

A G R E E M E N T

1.	DEFINITIONS

1.1 As used herein, the following terms shall have the following meaning:

(a) ”Assigned Technology” has the meaning given to it in Section 4,2 hereof.

(b) ”Affiliate” means any person, organization or other legal entity which controls, or is controlled by, or is under common control with, the Company or Yissum, as applicable. “Control” shall mean the holding of more than fifty percent (50%) or more of (i) the voting rights of a given entity, and (ii) the right to elect or appoint directors of such entity.

(c) ”Combination Product” has the meaning given to it in Section 7 1(a) hereof.

(d) ”Committee” has the meaning given to it in Section 5 2 hereof.

(e) ”Company” has the meaning given to it in the preamble hereof.

(f) ”Company Cessation Event” has the meaning given to it in Section 14.2 hereof.

(g) ”Company Shareholders Option” has the meaning given to it in Section 14 2 hereof.

(h) ”Development Plan” has the meaning given to it in Section 5.1 hereof,

(i) ”Development Reports” has the meaning given to it in Section 5.2 hereof.

(j) ”Development Results” has the meaning given to it in Section 3 3 hereof.

(k) ”Expense Deposit” has the meaning given to it in Section 9.2 hereof.

(l) ”HAY Technology” [***].

(m) ”IP” means any and all intellectual property rights, including, but not limited to, any and all, Patents, copyrights, trademarks, trade names, service marks, design marks, trade secrets and other proprietary rights of any kind or nature, all whether or not pending, perfected, registered, registrable or patentable, and including, further, any and all rights, interests or titles in and to any Know-How; “Company IP” means any and all IP owned by the Company, including, but not limited to, the Company’s relative ownership in the Joint IP, and will include IP licensed, obtained or received from third parties. The Company IP as of the date hereof is depicted on Appendix Al hereof; “Yissum IP” means the IP owned by Yissum, including, but not limited to, Yissum’s relative ownership in the Joint IP. Yissum IP as of the date hereof is described in Appendix A2 hereof; and “Joint IP” means any and all IP jointly owned by the Company and Yissum with respect to the Licensed Technology, including any and all IP deriving from Research Results in accordance with Section 3.2 hereof. The Joint IP as of the date hereof, is depicted on Appendix A3 hereof.

(n) ”Joint Patents” means such Patents that are included in the Joint IP.

(o) ”Know-How” means any information, ancillary materials, processes, results, devices and/or know-how developed and owned by either or both Parties, (as applicable), whether patentable or not, provided that the said information is not public knowledge or in the public domain Notwithstanding the aforesaid, the Know-How shall not be regarded as public domain or public knowledge if, the particulars, the application or utilization of a general principal or a certain idea (that are regarded as public knowledge), are not themselves public knowledge or in the public domain.

(p) ”Indemnitees” has the meaning given to it in Section 13.3 hereof.

(q) ”License” has the meaning given to it in Section 4.1 hereof.

(r) ”License Maintenance Fee” has the meaning given to it in Section 7 1 hereof.

(s) ”Licensed Technology” has the meaning given to it is Section 4.1 hereof.

(t) ”MOU” has the meaning given to it in the preamble hereof.

(u) ”Net Sales” means (x) the gross sales price invoiced for sales, leases or other transfers of Products by the Company, an Affiliate or Sublicensee to a third Party who will be an end user of the Products, or (y) the market value of non-monetary consideration actually received in connection with such sales, leases or transfers; after deduction of (i) all commercially reasonable discounts, rebates and return credits, provided that such deductions shall be directly related to the sale of Products that were awarded within the regular running of the business of the Company, Affiliate or Sublicensee; and (ii) VAT; and (iii) Third Parties Royalties, actually paid in connection with the applicable Products as appearing on the books of the Company, the Affiliate or the Sublicensee, as applicable, provided that the Company shall disclose all the details of the requirement to pay such Third Party Royalties, including, but not limited to, any written agreements pursuant to which the payment of such Third Party Royalties is required. In the event of sales made through a distributor or marketing agent, the sales made by such distributors or marketing agent shall be deemed gross sales of the Company for the purposes of this Agreement and amounts paid by the Company to such distributor or marketing agent as commissions or marketing fees for such sales shall be deducted from such gross sales, provided that such deductions shall not exceed fifteen percent (15%) of the gross sales price of the Products, unless the Company can demonstrate through a written agreement negotiated at arms-length and disclosed to Yissum that a greater percentage is required. In the event of sales or deductions not made at “arms length”, then for the purpose of calculation of Royalties to Yissum, Net Sales shall be calculated in accordance with arms length prices for sale of Products to end users and arm’s length deductions, to be determined by the current market conditions, of in the absence of such conditions, according to the assessment of an independent appraiser to be selected by the Parties, the costs of whom to be paid by the Party whose claim was rejected by the independent appraiser. For the sake of clarity, sales to end users for the purpose of the conduct of clinical trials required for the regulatory approval of a Product shall not be considered sales pursuant to this Section 1, provided that the Company, the Affiliate or Sublicensee shall provide Yissum, within reasonable time after its written request, with documentation demonstrating the nature of such sale upon request.

(v) ”OCS” means the Office of the Chief Scientist of the Israeli Ministry of Industry and Trade.

(w) ”Ongoing Patent Costs” has the meaning given to it in Section 9.1 hereof.

(x) ”Party” has the meaning given to it in the preamble hereof.

(y) ”Pass-Through Right” has the meaning given to it m Section 14 2 hereof.

(z) ”Patent” means all patent applications or registered patents, any patent application that claims priority therefrom; all divisions, continuations, continuations-in-part, re-examinations, reissues, substitutions, or extensions, including European Supplementary Protection Certificates (SPCs), and any and all patents issuing from, and inventions, methods, processes, and other patentable subject matter disclosed or claimed m same.

(aa) ”Product” means any product that is either (x) [***]; or (y) [***], and any product or composition comprising said inserts, but excluding products designated to control other pests.

(bb) ”Representatives” has the meaning given to it in Section 5.2 hereof.

(cc) ”Research” means the sponsored research to be conducted by or under the supervision of the Researcher in connection with controlling the varroa mite by silencing varroa genes via RNAi constructs provided to the bees and transferred to the varroa. For the sake of clarity, any research, development or other activity relating to horizontal transfer of RNAi molecules other than transfer from bees to varroa is expressly excluded from the scope of this Agreement, and each party will be free to perform any such activity as it deems fit separately without any accountability to the other party.

(dd) ”Research Debt” has the meaning given to it in Section 2.5 hereof.

(ee) ”Research Fee” has the meaning given to it in Section 2,4 hereof. “Researcher” means Prof. Ilan Sela, or such other person as determined and appointed from time to time by Yissum in accordance with Section 2.2 hereof, to supervise and to perform the Research, if applicable.

(ff) ”Research Period” has the meaning given to it in Section 2.3 hereof.

(gg) ”Research Program” means the program as shall be approved by the Company from tune to time under which the Research shall be carried out and conducted by or under the supervision of the Researcher and/or any Company Researchers. The current Research Program is annexed hereto as Appendix B.

(hh) ”Research Report” has the meaning given to it in Section 2.5 hereof.

(ii) ”Research Results” means the results of the Research m accordance with the Research Program, including any Patents and Know-How directly resulting therefrom. For the avoidance of doubt, the HAV Technology is not part of the Research Results.

(jj) ”Royalties” has the meaning given to it in Section 7.1 hereof.

(kk) ”Sublicense” means any grant by the Company or its Affiliates to third parties of the right to develop the Licensed Technology, which right may include the rights to manufacture, market and distribute the Products.

(ll) ”Sublicense Considerations” means any proceeds or consideration or benefit of any kind whatsoever, other than royalties on Net Sales, which the Company or an Affiliate may receive from a Sublicensee as a direct or indirect consideration of the grant of a Sublicense or an option to obtain such Sublicense.

(mm) ”Sublicense Fees” has the meaning given to it in Section 7 1 hereof.

(nn) ”Sublicensee” means any third party to whom the Company or an Affiliate shall grant a Sublicense or option to obtain such Sublicense. For the sake of clarity, Sublicensee shall include any other third party to whom such rights shall be transferred, assigned, or who may assume control thereof by operation of law or otherwise.

(oo) ”Territory” means worldwide.

(pp) ”Third Parties Royalties” means royalties calculated on any amount invoiced by the Company or an Affiliate thereof in connection with the sale of a Product and actually paid by the Company to any third party for the right to use Patents or other IP, without which right of use the Company would not be entitled to perform research, develop, manufacture or sell such Product, provided that the duty to pay such royalty to such third party has been established in good faith, arises under applicable law or statute or is set out m a written agreement.

(qq) ”University” means the Hebrew University of Jerusalem and each of its branches.

(rr) ”VAT” means value added taxes, sales taxes or any other similar taxes, all at the rate prescribed by the applicable laws.

(ss) ”Yissum” has the meaning given to it in the preamble hereof.

(tt) ”Yissum Auditors” has the meaning given to it in Section 8.7 hereof.

1.2 Unless the context otherwise requires, as used in this Agreement, the singular number includes the plural and the plural number may include the singular. The use of any gender shall be applicable to all genders. The terms “hereof’, “herein”, “hereunder”, “hereby” and “hereto” as well as words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision, unless otherwise is expressly specified.

2.	SPONSORED RESEARCH

2.1 The Company hereby undertakes to finance performance of the Research in accordance with the Research Program or any mutually agreed upon amendment thereof.

2.2 The Research shall be conducted by and under the supervision of the Researcher and the Company Researchers. Should the Researcher be unable to complete the Research for any reason or if the Researcher does not meet his obligations and undertakings hereunder m a complete and timely manner, the Company shall have the right to terminate Research and perform it by itself, provided that (a) no monies paid to Yissum on account of the Research Fee will be refundable, and (b) the Company shall be responsible for the payment of any accrued fees and expenses due to Yissum based on work duly performed up to the date of termination and those irrevocable commitments entered into by Yissum in accordance with the Research Program prior to having received the Company’s written notice of termination.

2.3 The Research shall be conducted during the period set forth in the Research Program (the “Research Period”). Any further Research shall be conducted in accordance with future agreements between the Company and Yissum.

2.4 As sole and full compensation to Yissum for the Research and subject to any earlier termination of the Research pursuant to Section 2,2 hereof, the Company shall pay Yissum the amount set forth in the Research Program (the “Research Fee”) plus VAT, if any (inclusive of Yissum or University overhead), for each Research Period, to be paid monthly in advance until the Company has closed its next round of investment in an amount of not less than [***], The Company agrees that any late payment of the Research Fee pursuant to this Section 2.4, shall bear interest at an annual rate of ten percent (10%).

2.5 [***].

2.6 For the avoidance of doubt, nothing herein shall prevent Yissum or the University or the Researcher from obtaining further finance or grants from other entities for research regarding the Licensed Technology, provided that such entities shall not be granted rights in the Research or Research Results prejudicial to the rights granted to the Company in this Agreement.

2.7 [***].

2.8 Nothing contained in this Agreement shall be construed as a warranty on the part of Yissum that any results or inventions will be achieved by the Research, or that the Research Results, if any, are or will be commercially exploitable Yissum makes no warranties whatsoever as to the commercial or scientific value of the Research Results. Notwithstanding the foregoing, the Researcher shall ensure that the reports required by Section 2.7 hereof, contain complete results of the Research.

2.9 The following provisions will apply in Company choose to retain the services of the Researcher or any other employee of the University, as a consultant in connection with the Research:

(a) Should the Company choose to (i) retain the services of the Researcher or any other employee of the University as a consultant in connection with the Research, or (ii) grant any benefit, including but not limited to, cash payments or securities of any kind, to the Researcher or any other employee of the University in connection with the Research, it shall do so only through a written agreement executed between the Company and Yissum.

(b) [***].

(c) [***].

(d) [***].

3.	INTELLECTUAL PROPERTY RIGHTS

3.1 Other than as expressly set forth herein and subject to any assignment or transfer of any IP made in accordance herewith or pursuant hereto, Yissum retains full and sole title to Yissum IP and the Company retains full and sole title to the Company IP. Any IP of either Party which does not pertain to the Licensed Technology or the Assigned Technology is expressly excluded from the scope of this Agreement.

3.2 Any IP deriving from the Research Results will be jointly owned by the Parties and will become, from inception, part of the Joint IP, in the proportions to be mutually agreed upon by the Parties and the absence of such agreement, to be determined by the arbitrator referred to Section 16 hereof, which IP to be added to Appendix A3. For the sake of clarity, Yissum’s rights in any Joint IP thus created shall be deemed and considered from inception as part of the Licensed Technology and the terms and conditions of this Agreement shall govern the use thereof by the Company.

3.3 Any results of activities carried out by the Company or by third Parties (including, but not limited to, any “work made for hire”) at the direction of the Company (other than Research conducted by the Researcher, or under his supervision) pursuant to the Development Plan, including any Patents and Know-How resulting therefrom, including any regulatory filing filed, or approval obtained, by the Company, an Affiliate or Sublicensee in respect of the Products (“Development Results”) will he with the Company and will become and be deemed from inception an integral part of the Company IP.

3.4 It is hereby specifically agreed that Yissum shall not transfer its interest in any Joint IP to any third party without the advanced written consent of the Company.

4.	LICENSES; ASSIGNMENT

4.1 Yissum hereby grants the Company an exclusive license to make commercial use of Yissum IP (the “Licensed Technology”), m order to develop, manufacture, market, distribute or sell a Product, all within the Territory only and subject to and in accordance with the terms and conditions of this Agreement (the “License”).

4.2 [***].

4.3 The provisions of Section 4.1 hereof notwithstanding, Yissum, on behalf of the University, shall retain the right, provided, always, that the exercise of such right shall not result in competition to the Company, the Licensed Technology, the Assigned Technology or the Products, (a) to make, use and practice the Licensed Technology for the University’s own internal research and educational purposes; (b) to license or otherwise convey to other academic and not-for-profit research organizations for no charge other than shipping fees the Licensed Technology for use in non-commercial research; all provided, always, that such license does not directly or indirectly harm the Company’s commercial interests in the Company IP, the Licensed Technology or the Assigned Technology, and provided further that any transfer of materials shall not be made without first giving notice to the Company. Said right of Yissum is further conditional upon, and subject to, Yissum ensuring that each recipient of Licensed Technology hereunder has properly executed an undertaking (or is otherwise bound by law) to maintain confidentiality in such degree that will not fall below that which is contemplated in Section 11 hereof and that it has given a written notice to the Company of its intention to exercise such right at least thirty (30) days in advance.

4.4 The License shall end, on a country-by-country basis, upon the later of, (x) the date of expiration of the last valid Patent included in the Licensed Technology; (y) the end of any exclusivity on the Product granted by a regulatory or government body, or (z) the end of a period of twenty (20) years from the date of the First Commercial Sale Should the periods referred to in paragraphs (i) or (ii) expire prior to twenty (20) years from the date of the First Commercial Sale in a particular country or countries, the license in that country or those countries shall be deemed a license to the Know-How.

4.5 Otherwise than as set forth in Section 4 5 hereof, the License may terminate only upon termination of this Agreement.

5.	DEVELOPMENT AND COMMERCIALIZATION

5.1 The Company undertakes, at its own expense, to use its best efforts to carry out the development, regulatory, manufacturing and marketing work necessary to develop and commercialize Products in accordance with a written plan and timetable for the development and the commercialization of Products or subsequent results of any commercial development (the “Development Plan”), a copy of which is annexed to this Agreement as Appendix C. The Development Plan may be modified from time to time by the Company as reasonably required in order to achieve the commercialization goals set forth above, upon Yissum’s approval, which shall not be unreasonably withheld, conditioned or delayed. All terms and conditions of the License and this Agreement shall apply to the modified Development Plan and subsequent Development Results.

5.2 The Parties shall establish a steering committee (the “Committee”) to oversee the exercise of the License. Each Party shall be entitled to designate two (2) representatives to the Committee (the “Representatives”), who shall meet at least twice per calendar year unless the Parties agree otherwise, The Representatives shall be bound by the confidentiality arrangements set out in this Agreement, The Company shall consult with Yissum, via Yissum’s Representatives, in respect of significant decisions related to the exercise of the License. For the avoidance of doubt, the Committee shall be a forum for the exchange of information between the Parties with respect to the foregoing matters, shall act only in an advisory capacity and shall not have decision-making powers. It is agreed that any and all expenses incurred in by Yissum’s Representatives as a result of their participation in the Committee shall be borne and paid by the Company. The Parties further agree that the Company shall be entitled to convene Committee meetings by telephone or video conference. Notwithstanding anything to the contrary, including any reports regarding the Research, the Company shall (a) provide Yissum via Yissum’s Representatives with periodic written reports in the OCS format (“Development Reports”) not less than once per every twelve (12) months concerning all material activities undertaken in respect of the exercise of the License, (b) keep Yissum informed via Yissum’s Representatives substantially on a timely basis concerning all material activities and changes to the Development Plan undertaken in respect of the exercise of the License, and (c) at Yissum’s request, from time to time, provide Yissum with further information relating to the Company’s activities in exercise of the License. The Development Reports shall include a summary of the Development Results and any other elated work effected by the Company or by any Affiliate or Sub-Licensee during the six (6) month period prior to the report. Development Reports shall also set forth a general assessment regarding the achievement of any milestones; the projected — or actual — completion date of the development of a Product and the marketing thereof; sales forecasts, if any have been made in the regular course of the Company’s business; a description of any corporate transaction involving the Products or the Licensed Technology, and shall detail all proposed changes to the Development Plan, including the reasons therefor.

5.3 Upon completion of the development of any Product as defined in Section 1.1(aa)(y), the Company undertakes to perform commercially reasonable actions necessary to maximize Net Sales of such Product on a regular and consistent basis.

5.4 If the Company shall not commercialize the Products, as defined m Section 1 1(aa)(y), within a reasonable time frame, unless such delay is caused by (a) the requirements of a regulatory authority; (b) force majeure; (c) lack of commercial viability caused by factors external to the Company, provided that the Company shall make commercially reasonable efforts to remove such factors; or (d) unless the Company and Yissum have agreed in writing to amend the Development Plan, Yissum shall notify the Company in writing of the Company’s failure to meet its obligations of diligence and shall allow the Company ninety (90) days to cure its failure of diligence. The Company’s failure to clue within such ninety (90) day period to Yissum’s reasonable satisfaction shall give Yissum the right to terminate this Agreement as its sole remedy in such event.

6.	SUBLICENSES

6.1 The Company shall be entitled to grant a Sublicense only after obtaining Yissum’s written approval regarding the identity of the Sublicensee and all material terms and conditions of the Sublicense, which approval shall not be unreasonably withheld, conditioned or delayed, Failure by Yissum to respond within thirty (30) days of receiving the Company’s request to that effect, will be deemed approval for purposes hereof. For the avoidance of doubt, an agreement with either (x) a subcontractor or IP collaborator in which the Company must grant the subcontractor or collaborator the right to make use of the Licensed Technology or Assigned Technology on behalf of the Company, and for which use the Company is required to pay or otherwise compensate the subcontractor; or (y) a distributor, reseller or sales agent that is responsible for selling finished Products to end users shall not be considered a Sublicense for purposes of this section 6.1.

6.2 Upon submission of its request to obtain the written consent of Yissum to a Sublicense, the Company shall fully disclose and submit to Yissum all relevant material documentation relating to the Sublicense, adequately disclose to Yissum any other business connection which it now has or is in the process of forming with the Sublicensee which may reasonably effect the decision of the Company regarding terms and conditions of the Sublicense; and shall notify Yissum in writing, whether a proposed Sublicensee is an Affiliate or is otherwise related to the Company In addition, the Company shall provide Yissum with an executed copy of the Sublicense within ten (10) working days of its execution.

6.3 If the Company is unable or unwilling to serve or develop a potential market or market territory for which there is another third party willing to be a sublicensee, the Company will, at Yissum’s request, negotiate in good faith a sublicense with such third party, unless such third party is a competitor of the Company or its Affiliates or, otherwise, contracting with such third party is reasonably likely to be detrimental to the Company’s or its Affiliates’ business.

6.4 Any Sublicense shall be dependent on the validity of the License and shall terminate upon termination of the License.

6.5 The Company shall ensure that any Sublicense shall include material terms that bind the Sublicensee to observe the terms of this Agreement, including, but not limited to, Section 13 hereof, the breach of which terms shall be a material breach resulting in the prompt termination of the Sublicense In such an event, the Company undertakes to take all reasonable steps to enforce such terms upon the Sublicensee, including the termination of the Sublicense. In all cases, the Company shall immediately notify Yissum of any breach of the material terms of a Sublicense, shortly after it becomes aware of any such circumstance and shall copy Yissum on all material and relevant correspondence with regard such breach.

6.6 The Company shall require any Sublicensee to provide it with royalty reports that include at least the detail that the Company is required to produce pursuant to Section 8 2 hereof Upon request, the Company shall produce such reports to Yissum.

6.7 Any breach of a Sublicense Agreement by a Sublicensee which would have constituted a breach of this Agreement by the Company had it been an act or omission of the Company, and which the Company has not terminated the Sublicense m the absence of the Sublicensee curing such breach, shall constitute a breach of this Agreement by the Company.

6.8 Under no circumstance whatsoever shall a Sublicensee be entitled to grant the Sublicense or any part thereof to any third party.

7.	CONSIDERATIONS

7.1 In consideration for the grant of the License, and in addition to the Research Fee, the Company shall pay Yissum the following considerations during the term of the License.

(a) Royalties at a rate [***] of the Net Sales of Products, as defined in Section 1 1(aa)(y) hereof, and Royalties at a rate [***] of Net Sales of Products as defined in Section 1.1(aa)(x) hereof, (as applicable, the “Royalties”). Notwithstanding anything to the contrary set forth herein, in the event a Product is sold by the Company, an Affiliate or a Sublicensee in the form of a combination product, that is, a product which is based on IP other than Yissum IP, Joint Patents or the HAV Technology, (a “Combination Product”), Net Sales from such Combination Product, for purposes of determining royalty payments, [***], In such event, the parties shall negotiate in good faith to arrive at a determination of the respective fair market values of the Product and all other ingredients included in the Combination Product.

(b) Commencing seven (7) years from the date the MOU was signed, and each year thereafter, the Company shall pay Yissum an annual maintenance fee [***] for maintaining the License (the “License Maintenance Fee”) The License Maintenance Fee is non-refundable and shall be credited each year against Royalties payable on account of Net Sales and Sublicense Fees made during that year.

(c) Sublicense fees at a rate of [***] of Sublicense Consideration (“Sublicense Fees”). For the sake of clarity, under no circumstances may sales and marketing agents, distributors or resellers of the Products or similar functionaries be deemed or considered as Sublicensees.

7.2 [Omitted].

8.	REPORTS AND ACCOUNTING

8.1 The Company shall give Yissum written notice of any Sublicense Consideration received or First Commercial Sale made within thirty (30) days of such event.

8.2 [***].

8.3 On the date prescribed for the submission of each Periodic Report, the Company shall pay the Royalties and Sublicense Fees due to Yissum for the reported period. All payments under this Agreement shall be computed and paid in US dollars, using the appropriate foreign exchange rate reported in the Wall Street Journal on the last working day of the calendar quarter Payment of Value Added Tax — or of any analogous foreign tax, charge or levy (if charged), applicable to the sale of Products shall be added to each payment in accordance with the statutory rate in force at such time Payments may be made by check or by wire transfer to the following account:

[***]

8.4 The Company shall keep, and shall require its Affiliates and Sublicensees to keep, full and correct books of account in accordance with Generally Accepted Accounting Principles as required by international accounting standards enabling the Royalties and Sublicense Fees to be calculated accurately. Starting from the first calendar year after the First Commercial Sale, or the first grant of a Sublicense, whichever occurs first, an annual report, authorized by a certified public accountant, shall be submitted to Yissum within ninety (90) days of the end of each calendar year, detailing Net Sales and Sublicense Considerations, Royalties and Sublicense Fees, both due and paid. Said annual reports shall also include the Company’s sales and royalty forecasts for the following calendar year, if available. This Section 8.4 will mutatis mutandis apply to Yissum in case it will be obligated to pay to the Company any royalties or other payment hereunder.

8.5 Yissum and the Company shall (and the Company shall require and cause its Affiliates and Sublicensees to) retain such books of account for five (5) years after the end of each calendar year during the period of this Agreement, and, if this Agreement is terminated for any reason whatsoever, for five (5) years after the end of the calendar year in which such termination becomes effective.

8.6 [***].

8.7 Yissum shall be entitled to appoint not more than two (2) representatives who must be independent certified public accountants or such other professionals as appropriate (“Yissum Auditors”) to inspect during normal business hours the Company’s and Affiliates’ books of account, records and other relevant documentation to the extent relevant or necessary for the sole purpose of verifying the performance of the Company’s payment obligations under this Agreement, the calculation of amounts due to Yissum under this Agreement and of all financial information provided in the Periodic Reports, provided that Yissum shall coordinate such inspection with the Company or Affiliate (as the case may be) in advance. In addition, Yissum may require that the Company, through Yissum Auditors, inspect during normal business hours the books of account, records and other relevant documentation of any Sublicensees, to the extent relevant or necessary for the sole purpose of verifying the performance of the Company’s payment obligations under this Agreement, the calculation of amounts due to Yissum under this Agreement and of all financial information provided in the Periodic Reports, and the Company shall cause such inspection to be performed. The Parties shall reconcile any underpayment or overpayment within thirty (30) days after the Representatives deliver the results of the audit. Any underpayment shall be subject to interest in accordance with the terms of Section 8.8 hereof In the event that any inspection as aforesaid reveals any underpayment by the Company to Yissum in respect of any year of the Agreement in an amount exceeding five percent (5%) of the amount actually paid by the Company to Yissum in respect of such year, then the Company shall pay the cost of such inspection.

8.8 Any sum of money due to either Party which is not duly paid on time shall bear interest from the due date of payment until the actual date of payment [***].

8.9 Should any payment required to be made to Yissum in accordance with the provisions of this Agreement be subject to withholding of any taxes assessable upon Yissum, the Company shall inform Yissum of such withholding requirement sufficiently in advance of such withholding to allow Yissum to obtain and provide the Company with an appropriate certificate of exemption, if available. The Company shall fully cooperate with Yissum, at Yissum’s expense, in its efforts to obtain such exemption (or in obtaining any refund if applicable). No withholding shall be made if an exemption is obtained All payments made shall be free and clear of any other withholding of any kind.

9.	PATENT REGISTRATION

9.1 Yissum, in consultation with the Company, shall be responsible for the filing, prosecution and maintenance of the Joint Patents, if any, in the Territory, at the Company’s expense (the “Ongoing Patent Costs”) Each application and every patent registration of the Joint Patents shall be made and registered jointly in the name of Yissum and the Company. The Parties shall jointly choose patent counsel who will prosecute and maintain the Joint Patents, The Company agrees to such patent counsel directly bill the Company for such expenses and shall directly pay such bills in accordance with patent counsel’s directions.

9.2 For the avoidance of doubt, the Company will be solely responsible for the filing, prosecution and maintenance of any Patents which cover only Development Results that are not jointly owned with Yissum.

9.3 Notwithstanding the forgoing in Section 9.1 above, upon or immediately after the filing of the first Joint Patent, the Company shall deposit with Yissum the amount [***] to secure the payment of the Ongoing Patent Costs (the “Expense Deposit”). Should the Company fail to pay any amounts due in connection with the Ongoing Patent Expenses within thirty (30) days following receipt of Yissum’s written request accompanied by a detailed account, Yissum shall be entitled to pay the unpaid expenses from the Expense Deposit. In the event that Yissum utilizes some or all of the Expense Deposit as set forth in this section, it shall so notify the Company in writing The Company shall be obligated to deposit with Yissum [***]. The obligation of the Company under this Section 9 2 shall expire in the event that all Joint Patents have been refused, canceled or revoked.

9.4 Subject to the above, the Parties shall consult and make every effort to reach agreement in all respects relating to the manner of making applications and registering the Patents, including the time of making the applications, the countries where applications will be made and all other particulars relating to the registration and maintenance of the Joint Patents Notwithstanding the foregoing, Yissum reserves the sole right, to be exercised reasonably and in good faith, to make all final decisions with respect to the preparation, filing, prosecution and maintenance of such patent applications and patents.

9.5 The Parties shall assist each other in all respects relating to the preparation of documents for the registration of any patent or any patent-related right upon the request of the other Party, Both Parties shall take all appropriate action in order to assist the other to extend the duration of a Joint Patent or obtain any other extension obtainable under law, to maximize the scope of the protection afforded by the Joint Patents.

9.6 The Company shall give Yissum immediate notice of any approach made to it by a patent examiner or attorney in connection with any matter that is the subject matter of this Agreement. The Company shall only reply to such approaches after consultation with Yissum and subject to its consent.

9.7 The Company, its Affiliates and Sublicensees shall mark all Products covered by one or more of the Joint Patents with patent numbers (or the legend “patent pending”) in accordance with the statutory requirements in the country or countries of manufacture, use and sale. The Company shall require its Sublicensee complies with the provisions of this section.

9.8 [***].

9.9 The foregoing does not constitute an obligation or warranty on the part of Yissum that any Patent will indeed be made or registered or be registrable in respect of the Licensed Technology or any part thereof, nor shall it constitute an obligation, warranty, or declaration on the part of Yissum that a registered patent will afford due protection. For the avoidance of doubt, the provisions of this Agreement do not constitute a representation or warranty on the part of Yissum regarding the validity of or the protection afforded by any of the Patents, and Yissum hereby expresses that it has made no examination as to the validity of the Joint Patents.

10.	PATENT RIGHTS PROTECTION

10.1 The Company and Yissum shall each inform the other promptly in writing of any alleged infringements by a third party of the Joint Patents in the Territory, together with any available written evidence of such alleged infringement.

10.2 The Company, its Affiliate or Sublicensee shall have the right, but not the obligation, to prosecute m its own name and at its own expense any infringement of such Joint Patents. Before the Company, its Affiliate or its Sublicensee commences an action with respect to any infringement, the Company shall give careful consideration to the views of Yissum in making its decision whether or not to sue and, if relevant, make these views known to its Affiliate or Sublicensee The Company (or its Affiliate or Sublicensee, where relevant) shall keep Yissum reasonably apprised of all developments in the action and shall seek Yissum’s input and approval on any substantive submissions or positions taken in the litigation regarding the scope, validity or enforceability of the Joint Patents.

10.3 If the Company, its Affiliate or its Sublicensee elects to commence an action as described above and Yissum is a legally indispensable party to such action, Yissum, at the Company’s expense, may be joined as a co-plaintiff. Regardless of whether Yissum is a legally indispensable party, Yissum, to the extent permitted by law, and at its own cost, may elect to join the action as a co-plaintiff and shall jointly control the action with the Company, its Affiliate or its Sublicensee. Irrespective of whether Yissum joins the action, it shall provide reasonable cooperation to the Company, its Affiliate or its Sublicensee, The Company shall reimburse Yissum for any costs it incurs as part of an action brought pursuant to this section where Yissum has not elected to join the action as a co-plaintiff.

10.4 [***].

10.5 [***].

10.6 [***].

10.7 If either Party commences an action and then decides to abandon it, such Party will give timely notice to the other Party. The other Party may continue the prosecution of the suit, after both Parties agree on the sharing of expenses.

10.8 [***].

11.	CONFIDENTIALITY; [***]

11.1 The Parties warrant and undertake that during the term of this Agreement and subsequent thereto, they shall maintain full and absolute confidentiality, and shall also be liable for their officers or employees or representatives maintaining absolute confidentiality, concerning all information, details and data which is in or comes to their knowledge or that of their officers, employees, representatives or any person acting on their behalf directly or indirectly relating to the Research, the Licensed Technology, Yissum, the University, the Researchers and their employees or the Company, its officers, employees, representatives or any person acting on its behalf directly or indirectly, The Parties undertake not to convey or disclose anything in connection with the foregoing to any entity without the prior written permission of the disclosing Party.

11.2 The obligation contained in this Section 11 shall not apply to information which is in the public domain as of the date of this Agreement or hereafter comes into the public domain through no fault of the receiving Party, its officers, employees, representatives or persons acting on its behalf.

11.3 Notwithstanding the above, a Party may disclose details and information to its officers, employees, representatives or persons acting on its behalf, Affiliates and Sublicensees, as necessary for the performance of its obligations pursuant to this Agreement, provided that it procures that such Parties execute a confidentiality agreement substantially similar in content to this Section 11.

11.4 Yissum shall procure that the Researchers and any other person connected with it with regard to the License execute a confidentiality agreement substantially similar in content to this Section 11.

11.5 As a precondition to any Sublicense, the Company shall require its Sublicensees to procure that the Sublicensee’s officers, employees, representatives or persons acting on the Sublicensee’s behalf are bound by a written confidentiality agreement substantially similar in content to this Section 11.

11.6 The provisions of this Section 11 shall be subject to permitted publications pursuant to section 13, below.

11.7 The above provisions of this Section 11 notwithstanding, the Company shall be entitled to disclose the information set forth below to any potential investors, sublicensee, IP providers, strategic or other business partners, provided that they have executed a confidential disclosure agreement substantially similar to this Section 11, Such permitted disclosure will refer to any materials or data as may be required in a due diligence process.

11.8 [***].

12.	PUBLICATIONS

12.1 Yissum shall ensure that no publications in writing, in scientific journals or orally at scientific conventions relating to the Licensed Technology, the Research Results, the Development Plan, the Development Results or any Product, are published by it or its Researchers, without first seeking the consent of the Company.

12.2 The Company undertakes to reply to any such request for publication by Yissum within thirty (30) days of its receipt of a request in connection with the publication of articles in scientific journals, and within thirty (30) days of its receipt of a request in connection with article abstracts. The Company may only decline such an application upon reasonable grounds, which shall be fully detailed in writing.

12.3 Should the Company decide to object to publication as provided in Section 12,2, publication shall be postponed for a period of not more than sixty (60) days from the date the publication was sent to the Company to enable the filing of patent applications or the removal of the Company’s confidential information. The Company may withhold publication for an additional period of eleven (11) months at its discretion, subject to written notification to Yissum, thereafter the publication will be automatically permitted.

12.4 The provisions of this Section 12 shall not prejudice any other right, which Yissum has pursuant to this Agreement or at law.

12.5 For the avoidance of doubt, the provisions of this section in connection with the prohibition against publication shall not apply to internal publication made in the University for the Researchers and University employees provided that such persons are subject to written obligations of confidentiality substantially similar to those set forth in Section 11 hereof.

12.6 The Parties will ensure that any agreements with third parties concerning the Licensed Technology, the Research Results, the Development Plan, the Development Results or the Products include provisions substantially similar to this Section 12.

13.	LIABILITY AND INDEMNITY

13.1 YISSUM MAKES NO WARRANTIES OF ANY KIND WITH RESPECT TO THE LICENSED TECHNOLOGY. IN PARTICULAR, YISSUM MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE LICENSED TECHNOLOGY WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS OF ANY THIRD PARTY. IN ADDITION, NOTHING IN THIS AGREEMENT MAY BE DEEMED A REPRESENTATION OR WARRANTY BY YISSUM AS TO THE VALIDITY OF ANY OF THE PATENTS OR THEIR REGISTRABILITY OR OF THE ACCURACY, SAFETY, EFFICACY, OR USEFULNESS, FOR ANY PURPOSE, OF THE LICENSED TECHNOLOGY. YISSUM HAS NO OBLIGATION, EXPRESS OR IMPLIED, TO SUPERVISE, MONITOR, REVIEW OR OTHERWISE ASSUME RESPONSIBILITY FOR THE PRODUCTION, MANUFACTURE, TESTING, MARKETING OR SALE OF ANY PRODUCT OR SERVICE [***].

13.2 [***].

13.3 [***].

13.4 The Company shall procure and maintain, at its sole cost and expense, to the extent that it is commercially reasonable to do so, policies of comprehensive general liability insurance in amounts not less than is customary in its industry. Such policy shall name the Indemnitees as additional insureds. Such comprehensive general liability insurance shall provide (a) product liability coverage and (b) broad form contractual liability coverage for the Company’s indemnification obligations under this Section 13. The insurance coverage required above shall not be construed to create a limit of the Company’s liability with respect to its indemnification obligations under this Section 13.

13.5 The Company shall provide Yissum with written evidence of such insurance upon request. The Company shall provide Yissum with written notice at least sixty (60) days prim to the cancellation, non-renewal or material change in such insurance If the Company does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, Yissum shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice or any additional waiting periods.

13.6 The Company shall maintain, at its own expense, liability insurance as set forth in Section 13 4 hereof, beyond the expiration or termination of this Agreement as long as a Product relating to or developed pursuant to this Agreement is being commercially distributed or sold by the Company, an Affiliate or a Sublicensee.

14.	TERMINATION OF THE AGREEMENT

14.1 Notwithstanding any provisions to the contrary by law, this Agreement may be terminated only upon the circumstances set forth in this Section 14.1 below (without prejudice to the Parties’ right to pursue remedies available by law other than termination).

(a) By either Party giving written notice to the other, in which case termination will become effective immediately upon receipt by the other Party of such written notice, if (w) the other Party passes a resolution for voluntary winding up or a winding up application is made against it and not set aside within ninety (90) days, or (x) a receiver or liquidator is appointed for the other Party unless the order or decision effectuating such appointment is set aside within ninety (90) days of the date such order or decision; or (y) the other Party enters into winding up or insolvency or bankruptcy proceedings and such proceedings are not set aside within ninety (90) days, or (z) an attachment is made over all or substantially all of the other Party’s assets or if execution proceedings are taken against the other Party and the same are not set aside within ninety (90) days of the date the attachment is made or the execution proceedings are taken Each of the Parties undertakes to notify the other within seven (7) days if any of the abovementioned events occur; or

(b) By Yissum giving written notice to the Company in the following circumstances, if the pertinent circumstance is not cured within ninety (90) of receipt of Yissum’s notice requiring the Company to do so.

(i) In the circumstances set out in Section 5.4 hereof.

(ii) Uncured lapse of insurance coverage (if insurance policies are to be obtained and maintained in accordance with Section 13.4 hereof) under Section 13 5 hereof unless such lapse was covered (retroactively if necessary); or

(iii) Commercially unreasonable failure to respond to third party claims as required under Section 10 hereof.

14.2 Upon the occurrence of any of the events set forth in Section 14.1(a) hereof or in the event that the Company is insolvent, declared bankrupt, is voluntarily or involuntarily dissolved, or otherwise ceases operations, excluding, however, dissolution or cessation of operations which result from an M&A transaction or the sale of all or substantially all of the assets of the Company, (each, a “Company Cessation Event”), the following provisions will apply.

(a) Some or all of the Company’s shareholders, but acting as a single group, shall be entitled, but not obligated, to assume the Company’s rights and obligations pursuant to this Agreement, either directly or through a new corporate entity (“Company Shareholders Option”), in which case the Company’s interest in the Joint IP shall be transferred to them or to such new corporate entity, as appropriate.

(b) Should the Company Shareholders Option not be exercised, ownership of the Company’s interest in the Joint IP shall be transferred and assigned to Yissum in accordance with the letter of assignment m the form annexed hereto as Appendix E, which shall then be free to license the Joint IP to others as it sees fit.

(c) [***].

14.3 Upon termination of the Agreement for any other reason than those referenced in Section 14 2 hereof; the License will terminate and the Licensed Technology and all rights included therein shall revert to Yissum. In addition, the Company, or its successors or assigns, shall grant Yissum an exclusive, perpetual, irrevocable, royalty-free license to its interest in the Joint IP and Yissum shall thereafter be free to enter into agreements with any other third parties for the granting of a license or to deal in any other manner with the Licensed Technology and the Joint IP as it shall see fit with no further obligation to the Company, or its successors or assigns.

14.4 If this Agreement is duly terminated, and the Company Shareholders Option is not exercised (if termination is made for Company Cessation Event), then upon termination of the Agreement, the Company shall return or transfer to Yissum, within thirty (30) days of termination of the Agreement, all material, in soft or hard copy, relating to the Licensed Technology, and it may not make any further use thereof. In case of termination as set forth herein, the Company will not be entitled to any reimbursement of any amount paid to Yissum under this Agreement with respect to such terminated portion of the License. Yissum shall be entitled to conduct an audit in order to ascertain compliance with this provision and the Company agrees to allow reasonable access to Yissum or its representatives for this purpose.

14.5 Sections 3, 4.2, 7, 8, 9, 10, 11, 13, 14, 15 and 16 hereof shall survive the termination of this Agreement to the extent required to effectuate the intent of the Parties as reflected in this Agreement.

15.	LAW

The provisions of this Agreement and everything concerning the relationship between the Parties in accordance with this Agreement shall be governed by Israeli law and jurisdiction shall be granted only to the appropriate court in Tel Aviv. The Company undertakes not to object to the enforcement against it of writs and decisions issued by any other jurisdiction outside the State of Israel under such circumstances. The Company hereby waives any immunity it may have against enforcement of any judgment obtained against it by Yissum.

16.	ARBITRATION

16.1 Notwithstanding and in addition to the provisions of Section 15 hereof, all differences of opinion and disputes arising between the Parties in connection with the Agreement or its interpretation or its performance or breach, shall be referred for the decision of a single arbitrator, whose identity shall be determined by mutual consent of the Parties.

16.2 Should the Parties not reach agreement as to the identity of the arbitrator within fourteen (14) days of request by either Party for the appointment of an arbitrator, the arbitrator shall be appointed by the Chairman of the Israel Bar Association on the application of either of the Parties. In any event, in any disputes concerning issues of intellectual property rights the arbitrator will be a patent attorney.

16.3 The arbitration shall be held in Israel. The proceedings before and all documents submitted to such arbitrator shall be in the English language. The arbitrator shall not be bound by the civil procedure regulations and laws of evidence but shall base his/her decision on the substantive law of Israel and shall give grounds for his/her decision. The arbitrator shall be empowered to grant temporary injunctions and orders, which shall be enforceable in foreign jurisdictions, in accordance with Section 15 hereof.

16.4 The decision of the arbitrator shall be final and binding upon the Parties, and shall be enforceable in foreign jurisdictions.

16.5 The execution of this Agreement shall constitute the execution of an Arbitration Agreement.

17.	MISCELLANEOUS

17.1 Relationship of the Parties. It is hereby agreed and declared between the Parties that they shall act in all respects relating to this Agreement as independent contractors and there neither is nor shall there be any employer-employee or principal-agent relationship or partnership relationship between the Company (or any of its employees) and Yissum. Each Party will be responsible for payment of all salaries and taxes and social welfare benefits and any other payments of any kind in respect of its employees and officers, regardless of the location of the performance of their duties, or the source of the directions for the performance thereof.

17.2 Assignment. The Parties may not transfer or assign or endorse their rights or duties or any of them pursuant to this Agreement to another, without the prior written consent of the Party, which consent shall not be unreasonably denied, conditioned or delayed.

17.3 No Waiver. The failure or delay of a Party to the Agreement to claim the performance of an obligation of the other Party shall not be deemed a waiver of the performance of such obligation or of any future obligations of a similar nature.

17.4 Representation by Legal Counsel. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in drafting tins Agreement. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist of be implied against the Party which drafted such terms and provisions.

17.5 Legal Costs. Each Party shall bear its own legal expenses involved in the making of this Agreement.

17.6 Taxes. Monetary amounts mentioned in this agreement do not include VAT. All taxes and duties to be paid in connection with this Agreement by the Company, including any VAT, shall be borne by the Company. Any duties or taxes payable by Yissum in connection with this Agreement shall be paid by Yissum.

17.7 Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including but not limited to fires, earthquakes, floods, embargoes, wars, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or other Party provided that the nonperforming Party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed. The Party affected by such circumstances shall promptly notify the other Party in writing when such circumstances cause a delay or failure in performance and when they cease to do so.

17.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

17.9 Binding Effect. This Agreement shall be binding upon the Parties once executed by both Parties and shall enter into force and become effective as of the later of the signature dates.

17.10 Entire Agreement. This Agreement constitutes the full and complete agreement between the Parties and supersedes any and all agreements or understandings, whether written or oral, concerning the subject matter of this Agreement (including, but not limited to, the MOU), and may only be amended by a document signed by both Parties.

17.11 Notices. All notices and communications pursuant to this Agreement shall be made in writing and sent by facsimile or by registered mail or served personally at the following addresses:

Yissum

Yissum Research Development Company

of the Hebrew University of Jerusalem,

P.O. Box 39135,

Jerusalem 91390

Israel

BEEOLOGICS, INC.

11800 SW 77th Avenue, Miami Florida 33156, USA

Att: Eyal Ben-Chanoch

or such other address furnished in writing by one Party to the other. Any notice served personally shall be deemed to have been received on the day of service, any notice sent by registered mail as aforesaid shall be deemed to have been received seven days after being posted by prepaid registered mail. Any notice sent by facsimile shall be deemed to have been received by the next business day after receipt of confirmation of transmission.

IN WITNESS THE HANDS OF THE PARTIES

YISSUM		THE COMPANY

By:	/s/ Ziv Shomroni	By:	/s/ Eyal Ben-Chanoch
Name:	Ziv Shomroni	Name:	Eyal Ben-Chanoch
Title:	VP Licensing Agricultural & Natural Science	Title:	President & CEO

Date:		Date:

I the undersigned, Prof Ilan Sela, have reviewed, am familiar with and agree to all of the above terms and conditions including, but not limited to the non-compete provisions set forth in Section 11.8, above. I hereby undertake to cooperate fully with Yissum in order to ensure its ability to fulfill its obligations hereunder, as set forth herein.

/s/ Ilan Sela	October 22, 2010
Prof. Ilan Sela	Date signed

or such other address furnished in writing by one Party to the other. Any notice served personally shall be deemed to have been received on the day of service, any notice sent by registered mail as aforesaid shall be deemed to have been received seven days after being posted by prepaid registered mail. Any notice sent by facsimile shall be deemed to have been received by the next business day after receipt of confirmation of transmission.

IN WITNESS THE HANDS OF THE PARTIES

YISSUM	THE COMPANY

By:	By:	/s/ Eyal Ben-Chanoch
Name:	Name:	Eyal Ben-Chanoch
Title:	Title:	President & CEO
Date:	Date:

I the undersigned, Prof Ilan Sela, have reviewed, am familiar with and agree to all of the above terms and conditions including, but not limited to the non-compete provisions set forth in Section 11.8, above. I hereby undertake to cooperate fully with Yissum in order to ensure its ability to fulfill its obligations hereunder, as set forth herein.

/s/ Ilan Sela	October 22, 2010
Prof. Ilan Sela	Date signed

[***]

A-1 — Company IP

1.	[***]

2	Relative portion in Joint IP.

A-2 — Yissum IP

Relative portion in Joint IP

A-3 — Joint IP

1

Provisional patent application: No. 61/251,339 : By: HUJI (Eyal Maori, Ilan SELA, Nitzan Paldi, Ethan Glick, Eyal Ben-Chanoch and Gal Yarden); Title: COMPOSITIONS FOR CONTROLLING VARROA MITES IN BEES. The patent resulting from said patent application will be jointly owned by Yissum and the Company [***].

2.	Other Research Results, including Know-How.

YISSUM		THE COMPANY

By:	/s/ Yaacov Michlin	By:	/s/ Eyal Ben-Chanoch
Name:	President & CEO	Name:	Eyal Ben-Chanoch
Title:		Title:	President & CEO
Date:		Date:

I the undersigned, Prof Ilan Sela, have reviewed, am familiar with and agree to all of the above terms and conditions. I hereby undertake to cooperate fully with Yissum in order to ensure its ability to fulfill its obligations hereunder, as set forth herein.

/s/ Ilan Sela
Prof. Ilan Sela	Date signed

EXHIBIT A — INTELLECTUAL PROPERTY

A-1 — Company IP

1.	[***]

2	Relative portion in Joint IP.

A-2 — Yissum IP

Relative portion in Joint IP

A-3 — Joint IP

1

Provisional patent application: No. 61/251,339 : By: HUJI (Eyal Maori, Ilan SELA, Nitzan Paldi, Ethan Glick, Eyal Ben-Chanoch and Gal Yarden); Title: COMPOSITIONS FOR CONTROLLING VARROA MITES IN BEES. The patent resulting from said patent application will be jointly owned by Yissum and the Company in proportions of 50%—Yissum and 50%—the Company and an assignment with respect thereto will be executed m favor of both Yissum and the Company.

2.	Other Research Results, including Know-How.

YISSUM	THE COMPANY

By:	By: [***]
Name:	Name: [***]
Title:	Title: [***]
Date:	Date: [***]

[***]

[***]